AMENDMENT

To Transfer Agency and Service Agreement

between

Marshall Funds, Inc. (d/b/a “BMO Funds”)

and

Boston Financial Data Services, Inc.

This Amendment is dated December 28, 2012 and is made effective as of November 30, 2012 and amends the Transfer Agency and Service Agreement dated as of June 30, 2011, as amended (the “Agreement”), by and between each of the BMO Funds listed on Schedule A to the Agreement (the “Funds”) and Boston Financial Data Services, Inc. (“Boston Financial”). In accordance with Section 16.1 (Amendment) of the Agreement, the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1. Section 1 of the Agreement shall be amended by adding the following new Section 1.6 immediately following Section 1.5:

“1.6 Certain Accounts. With respect to certain tax-deferred or tax-exempt plans or accounts (such as individual retirement accounts (“IRAs”), SIMPLE IRAs, SEP IRAs, Roth IRAs, Coverdell Education Savings Accounts, and 403(b) arrangements), the Transfer Agent, at the request of the Funds, shall make arrangements with State Street Bank and Trust Company (“State Street”) to act as named custodian for such plans and/or accounts and for the provision of appropriate plan and/or account documents; and the Transfer Agent shall provide various services to such plans and/or accounts, as custodial agent to State Street, including account set-up and maintenance, disbursements, and such other services as the parties hereto shall mutually agree upon.”

2. All defined terms and definitions in the Agreement shall be the same in this Amendment except as specifically revised by this Amendment; and

3. Except as specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly elected officers, as of the day and year first above written.

BMO FUNDS	BOSTON FINANCIAL DATA SERVICES, INC.

By: /s/John M. Blaser	By: /s/Richard J. Johnson

Name: John M. Blaser	Name: Richard J. Johnson

Title: President	Title: Managing Director